EXHIBIT 11
                                  Legal Opinion




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                                January 31, 1996



Keystone Tax Free Income Fund
200 Berkeley Street
Boston, MA  02116-5034


Gentlemen:

         I am a Senior Vice President of and General Counsel to Keystone Investment Management Company (formerly named Keystone Custodian Funds, Inc.), investment adviser to Keystone Tax Free Income Fund (the "Fund"), a Massachusetts business trust. I have been asked to render an opinion with respect to the issuance of certain shares of beneficial interest, without par value, of the Fund (the "Shares") in connection with the proposed acquisition by the Fund of substantially all of the assets of the Keystone Texas Tax Free Fund, a portfolio of Keystone State Tax Free Fund (the "Reorganization"). The offering of the Shares pursuant to the Reorganization is the subject of a certain registration statement (the "Registration Statement") on Form N-14, which is being filed by the Fund with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

         I have examined originals, or copies, certified or otherwise identified to my satisfaction, of such certificates, records and other documents as I have deemed necessary or appropriate for the purposes of this opinion.

         Based upon the foregoing, I am of the opinion that the Shares, when issued and sold in accordance with the terms of the Registration Statement, will be legally issued, fully paid and non-assessable by the Fund.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                               Sincerely yours,

                                               /s/ Rosemary D. Van Antwerp

                                                   Rosemary D. Van Antwerp
                                                   Senior Vice President and
                                                   General Counsel